Pricing Supplement dated:  7/28/2000                   Rule 424 (b) 1
(to Prospectus dated March 12, 1998                    File No.  333-45603


                             HOMESIDE LENDING, INC.
                        MEDIUM-TERM NOTE - FLOATING RATE

--------------------------------------------------------------------------------
Principal Amount             $ 75,000,000       Initial Interest Rate: 6.97125%
Agent's Discount or Commission: $    150,000    Original Issue Date: 8/1/2000
Net Proceeds to Issuer     $ 74,850,000         Stated Maturity Date: 8/1/2002
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Calculation Agent:  Bank of New York

Interest Calculation:
[X] Regular Floating Rate Note          [ ] Floating Rate/Fixed Rate Note
[ ] Inverse Floating Rate Note                 (Fixed Rate Commencement Date):
        (Fixed Interest Rate):  %              (Fixed Interest Rate):  %

Interest Rate Basis:
[ ] CD Rate                          [ ] Prime Rate                          [ ] Federal Funds Rate
[ ] Commercial Paper Rate            [X] Libor                               [ ] Treasury Rate
[ ] CMT Rate                         [ ] 11 th District Cost of Funds Rate

If Libor, Designated Libor page:                               If CMT Rate:
           [ ] Reuters Page                                          Designated CMT Telerate Page
           [X] Telerate Page: 3750                                   Designated CMT Maturity Index:
           Designated Libor Currency: USD

Initial Interest Reset Date:        8/1/2000                    Spread (+/-):  + 26 bps
Interest Reset Date(s):     11/1, 2/1, 5/1, 8/1                          Spread Multiplier: N/A
Interest Payment Date(s):  11/1, 2/1, 5/1, 8/1                           Maximum Interest Rate:  % N/A
Index Maturity:   3 mo. Libor                                            Minimum Interest Rate: % N/A

Day Count Convention
[ X] Actual/360 for the period from  8/1/2000   to   8/1/2002.
[ ] Actual/Actual for the period from            to            .
[ ] 30/360 for the period from            to

Repayment:
[X] The Notes cannot be redeemed  prior to the Stated  Maturity  Date.
[ ] The Notes may be redeemed prior to the Stated Maturity Date.
       Initial Redemption Date:
       Initial Redemption Percentage: ____%
       Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of Principal Amount.

Original Issue Discount:      [  ] Yes      [X ] No
       Total Amount of OID:       Yield to Maturity:
       Initial Accrual Period:

Form:   [X] Book Entry            [  ] Certificated

Agent: UBS Warburg LLC

Agent acting in the capacity as indicated below:

       [ ]  Agent                 [X]  Principal

If as principal:
       [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale. [X] The Notes are being offered at a fixed public offering price of 100 % of principal amount.

Other/Additional Provisions: None.